DISTRIBUTION AGREEMENT

                                November 1, 2005

Credit Suisse Asset Management
     Securities, Inc.
466 Lexington Avenue
New York, New York  10017-3147

Dear Ladies and Gentlemen:

                  This is to confirm that Credit Suisse Asset Management Securities, Inc. shall be the distributor of shares of beneficial interest, par value $.001 per share, issued by the Credit Suisse Strategic Allocation Fund -- Conservative, Credit Suisse Strategic Allocation Fund -- Moderate and Credit Suisse Strategic Allocation Fund -- Aggressive of Credit Suisse Opportunity Funds (the "Trust") under terms of the Distribution Agreement between the Trust and Credit Suisse Asset Management Securities, Inc., dated December 18, 2000.

                  Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                               Very truly yours,

                                               CREDIT SUISSE OPPORTUNITY FUNDS

                                                 By:   /s/J. Kevin Gao
                                                       -------------------------
                                                       Name: J. Kevin Gao
                                                       Title:

Accepted:

CREDIT SUISSE ASSET MANAGEMENT
SECURITIES, INC.


By:   /s/Ajay Mehra
      ------------------
      Name:  Ajay Mehra
      Title: Secretary